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                                                                    Exhibit 6.28

                            FIRST AMENDMENT OF LEASE


PARTIES:

This amendment of Lease is entered into this 19th day of January, 1994, by and between ROEBBELEN LAND COMPANY, A California Limited Partnership (hereinafter referred to as "Lessor") and FOOD EXTRUSION, INC. (hereinafter referred to as "Lessee").

RECITALS:

Lessor and Lessee entered into a written Commercial Lease and Deposit Receipt dated December 23, 1991, for the lease of certain premises located at 1241 Hawks Flight Court, Suite 103, in the City of the El Dorado Hills, County of El Dorado, State of California (hereinafter referred to as the "Premises").

Lessor and Lessee desire by this Agreement to amend the Lease as hereinafter provided.

TERMS:

NOW, THEREFORE, the parties agree as follows:

1. Effective January 20, 1994, the area of the Premises shall be increased by 3,049 square feet to a total area of 5,583 square feet.

2. Rent for lease years 3 through 5 shall be payable in advance on the 20th day of January of each lease year 'per the following schedule:

                  Year 3                    $63,376 per year
                  Year 4                    $66,892 per year
                  Year 5                    $70,584 per year


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3. Lessee  shall  deduct the  following  costs from the rent for the third lease year to be paid to Lessor on January 20, 1994:

         a. Replacement of carpet in the common area of the Premises and the northeast corner office of the Premises in an amount equal to the invoice cost of the carpet, including installation, but not to exceed $7,500.

         b. Miscellaneous repairs to the Premises in an amount equal to the actual costs of the repairs, but not to exceed $1,000.

IN WITNESS WHEREOF, this Amendment of Lease has been duly executed by the parties as of the date first above written.

LESSOR:                                              LESSEE:

ROEBBELEN LAND COMPANY,                              FOOD EXTRUSION, INC.
A California Limited
Partnership


By:  /s/ David Thuleen                               By: /s/ D.L. McPeak
   --------------------                                 -----------------
David Thuleen,
General Partner